Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

3 Year Market-Linked Securities Linked to a Performance-Allocation Basket of Three Underlyings

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	Nasdaq-100 Index® (ticker: NDX), Russell 2000® Index (ticker: "RTY") and S&P 500® Index (ticker: "SPX")
Pricing date:	November 26, 2024
Valuation date:	November 26, 2027
Maturity date:	December 1, 2027
Return amount:	$1,000 × the basket return × the upside participation rate
Upside participation rate:	100.00%
Maximum return at maturity:	$300.00 per security (30.00% of the stated principal amount)
Maximum loss at maturity:	$100.00 per security (10.00% of the stated principal amount)
Weighting:	Determined on the valuation date as follows: • The underlying with the highest underlying return: 50.00% • The underlying with the second highest underlying return: 30.00% • The underlying with the lowest underlying return: 20.00%
CUSIP / ISIN:	17333AB65 / US17333AB657
Initial underlying value:	For each underlying, the closing value of the underlying on the pricing date
Final underlying value:	For each underlying, the closing value of the underlying on the valuation date
Initial basket value:	100
Final basket value:	100 x (1 + the sum of the weighted underlying returns of the underlyings)
Basket return:	(The final basket value – the initial basket value) / the initial basket value
Weighted underlying return:	For each underlying: its underlying return multiplied by its weighting
Underlying return:	For each underlying, (Final underlying value - initial underlying value) / initial underlying value
Payment at Maturity:	• If the final basket value is **greater than** the initial basket value: $1,000 + the return amount, subject to the maximum return at maturity • If the final basket value is **less than or equal to** the initial basket value: $1,000 + ($1,000 × the basket return), subject to the maximum loss at maturity If the basket depreciates from the initial basket value to the final basket value, you will be exposed to that depreciation up to the maximum loss at maturity. You should not invest in the securities unless you are willing and able to bear the risk of losing up to the maximum loss at maturity.
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated October 29, 2024

Hypothetical Payment at Maturity



$2,000.00
$1,800.00
$1,600.00
$1,400.00
$1,300.00
$1,200.00
$1,000.00
$800.00
$600.00
$400.00
$200.00
$0.00
Payment at Maturity per Security
$1,300.00 Maximum Payment at Maturity
$1,000.00 Stated Principal Amount
A
B
C
D
-100%
-80%
-60%
-40%
-20%
0%
20%
30%
40%
60%
80%
100%
Basket Return
The Securities
The Basket

	Hypothetical Basket Return	Hypothetical Security Return	Hypothetical Payment at Maturity
D	100.00%	30.00%	$1,300.00
	80.00%	30.00%	$1,300.00
	60.00%	30.00%	$1,300.00
	40.00%	30.00%	$1,300.00
C	30.00%	30.00%	$1,300.00
	25.00%	25.00%	$1,250.00
	20.00%	20.00%	$1,200.00
	10.00%	10.00%	$1,100.00
B	0.00%	0.00%	$1,000.00
	-5.00%	-5.00%	$950.00
	-10.00%	-10.00%	$900.00
A	-20.00%	-10.00%	$900.00
	-50.00%	-10.00%	$900.00
	-100.00%	-10.00%	$900.00

Selected Risk Considerations • You may not receive any return on your investment in the securities and may lose up to the maximum loss at maturity. • Although the securities limit your loss to the maximum loss at maturity, you may nevertheless suffer additional losses on your investment in real value terms if the basket declines or does not appreciate sufficiently from the initial basket value to the final basket value. • Any benefit you receive from the performance - allocation basket weighting may not be sufficient to offset the limitations and risks of investing in the securities as compared to a direct investment in the underlyings . • Your potential return on the securities is limited. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlyings. • Your payment at maturity depends on the value of the basket on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • Changes in closing values of the underlyings may offset each other. • The underlyings may be highly correlated in decline. • An investment in the securities is not a diversified investment. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.